Exhibit 10.1

REDEMPTION PRICE PROMISSORY NOTE

U.S.$1,936,442,631.36                                                                                                                                      February 18, 2012

WYNN RESORTS, LIMITED, a Nevada corporation (“Maker”), whose address is 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for value received, hereby promises to pay to the order of ARUZE USA, INC, a Nevada corporation (“Aruze”), whose address is 745 Grier Drive, Las Vegas, Nevada 89119, the principal amount of ONE BILLION NINE HUNDRED THIRTY-SIX MILLION FOUR HUNDRED FORTY-TWO THOUSAND SIX HUNDRED THIRTY-ONE AND 36/100 DOLLARS (U.S.$1,936,442,631.36), together with accrued interest thereon as hereinafter provided, subject to the terms and conditions set forth in this promissory note (this “Note”).

1.                  Maturity Date.  Notwithstanding Section 5 hereof, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon as provided herein, shall be due and payable in full on the tenth (10th) anniversary of the date of this Note (the “Maturity Date”).

2.                  Interest.  The balance of principal outstanding from time to time under this Note shall bear interest at the rate of two percent (2%) per annum (the “Interest Rate”), provided  that no interest shall accrue on any principal amount of this Note in respect of the day on which such principal amount is paid.  All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Interest shall be payable annually in arrears on each anniversary of the date of this Note, and, with respect to any principal amount, on the date of payment of such principal amount, including, as applicable, the Maturity Date.

3.                  Optional Prepayment.  Maker may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under this Note. In no instance shall any payment obligation hereunder be accelerated except in the sole and absolute discretion of Maker or as specifically mandated by law.

4.                  Payments.  All payments, including optional prepayments, shall be applied first to the payment of accrued and unpaid interest and then to the reduction of principal.  Whenever any payment to be made under this Note shall be due on a Saturday, Sunday or any other day on which commercial banks in Las Vegas, Nevada, are authorized or required by law to close (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.  Payments shall be made in the lawful money of the United States of America, and shall be payable by wire transfer and in immediately available funds.

5.                  Subordination.

(a)                The indebtedness evidenced by this Note is and shall be subordinated in right of payment, to the extent and in the manner provided in this Section 5, to the prior payment in full of all existing and future obligations of Maker or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature (collectively, “Senior Indebtedness”).  The provisions of this Section 5 are made for the benefit of the holders of any Senior Indebtedness, each of which is made a beneficiary of this Section 5 and any one or more of which may enforce such provisions.

(b)               Upon any distribution to creditors of the Maker in any bankruptcy, insolvency, liquidation or similar proceeding relating to the Maker or its property:

(i)                 holders of Senior Indebtedness shall be entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate (if any) specified in the applicable Senior Indebtedness) before Aruze shall be entitled to receive any payment with respect to this Note; and

(ii)               until all obligations with respect to Senior Indebtedness (as provided in clause (i) above) are paid in full, any distribution to which Aruze would be entitled but for this Section 5 shall be made ratably to holders of Senior Indebtedness.

(c)                Upon the occurrence and during the continuance of any “default” or “event of default” under any Senior Indebtedness (or combination thereof) with an original aggregate principal amount in excess of $25,000,000, Maker shall not make any payment, whether of interest, principal or otherwise, in respect of this Note.

(d)               In the event that Aruze receives any payment of any obligations in contravention of this Section 5 with respect to this Note, such payment shall be held by Aruze, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, ratably to, the holders of Senior Indebtedness or their representative under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, for application to the payment of all obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such obligations in full and in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(e)                The terms of this Note shall be deemed automatically and immediately modified to the extent necessary to comply with any law or regulation (including, without limitation, gaming laws, rules and regulations) from time to time applicable to Maker or any of its affiliates or to prevent a default under, breach of, event of default under or acceleration of any Senior Indebtedness.  Any payment of principal and interest under this Note shall be made only if and to the extent that (a) payment of a distribution (as defined in Nevada Revised Statutes 78.191) to Maker’s stockholders could immediately thereafter be made in accordance with Nevada Revised Statutes 78.288 and (b) such payment would not violate or contravene any law or regulation (including, without limitation, gaming laws, rules and regulations) then applicable to Maker or any of its affiliates.

6.                  Restrictions on Transfer.  Without the prior written consent of Maker in each instance, Aruze shall not assign, transfer, pledge, hypothecate or otherwise cause or permit any person or entity to possess or control any right, interest or participation in this Note (each, a “Transfer”).  Notwithstanding any such consent by Maker, no Transfer shall be effected except in strict compliance with all applicable securities and gaming laws, rules and regulations.  Any Transfer in violation or contravention of this Section 6 shall be void and of no effect whatsoever.

7.                  Right to Set-Off.  Maker shall have the right, at any time and from time to time (and without notice or demand), to withhold, retain and set off against any amounts otherwise payable under this Note, any unpaid amount, obligation or liability of Aruze from time to time owing or payable to Maker.

8.                  Usury Savings Clause.  If at any time the Interest Rate exceeds the maximum rate of interest permitted to be charged under applicable law, then the portion of any payment attributable to interest charged in excess of such maximum rate shall be deemed to be a prepayment of principal.

9.                  Reservation of Rights.  Maker has entered into this Note without waiver of or prejudice to any and all rights and remedies (including, without limitation, indemnification and injunctive relief)

available to Maker under its articles of incorporation or applicable law (including, without limitation, gaming laws, rules and regulations), all of which are hereby expressly reserved.

10.              Maker Not Liable for Taxes.  Aruze (and not Maker) shall be solely responsible for reporting all interest due under this Note (whether such interest is paid or imputed under applicable law) and shall be obligated to pay any associated tax obligation arising therefrom.

11.              Waivers.  No term or provision of this Note (including, without limitation, the rights of Maker hereunder) shall be waived except by an instrument in writing signed by the party waiving the same and then only to the extent set forth in such writing.

12.              Amendments.  Except as otherwise provided in Section 5(e), no term or provision of this Note may be modified or amended except by an instrument in writing signed by Maker and Aruze.

13.              Governing Law.  This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to any choice of law or conflicts of law provisions thereof.  Any action, suit or proceeding arising out of or relating to this Note shall be brought and maintained exclusively in the courts of the State of Nevada sitting in Clark County, Nevada.

14.              Severability.  Except as otherwise provided in Section 8, if any term or provision of this Note is invalid, illegal or unenforceable, then such term or provision shall be enforceable to the maximum extent permitted by law and in a manner so as to preserve, to the greatest extent possible, the original intent of such term or provision. The invalidity, illegality or unenforceability of any term or provision of this Note shall not affect any other term or provision hereof.

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IN WITNESS WHEREOF, Maker has duly executed this Redemption Price Promissory Note as of the date first written above.

WYNN RESORTS, LIMITED

By:       /s/ Stephen A. Wynn
            Name:  Stephen A. Wynn

            Title:    Chief Executive Officer